Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of Alliant Techsystems Inc. (which report expressed an unqualified opinion and included an explanatory paragraph relating to the Company’s changes in its method of accounting for defined benefit pension and postretirement benefit plans and stock-based compensation in the fiscal year ended March 31, 2007) dated May 22, 2007 (January 3,  2008 as to the last two paragraphs and the last table in Note 1) and management’s report on the effectiveness of Alliant Techsystems Inc.’s internal control over financial reporting dated May 22, 2007, appearing in the Annual Report on Form 10-K/A of Alliant Techsystems Inc. for the year ended March 31, 2007, and our reports dated June 25, 2007 appearing in the Annual Reports on Forms 11-K of Alliant Techsystems Inc. 401(k) Plan and Alliant Techsystems Inc. 401(k) Plan Subject to Collective Bargaining Agreement for the year ended December 31, 2006.

DELOITTE & TOUCHE LLP

Minneapolis, MN
January 3, 2008